EXHIBIT 4.2

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of May 4, 2006 (this “Fourth Supplemental Indenture”), is by and among EXCO Resources, Inc., a Texas corporation (the “Issuer”), Power Gas Marketing & Transmission, Inc., a Delaware corporation (the “Guarantor”), and Wilmington Trust Company, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Subsidiary Guarantors (as defined therein) and the Trustee are parties to an Indenture dated as of January 20, 2004, as supplemented by the First Supplemental Indenture dated as of January 27, 2004 and the Second Supplemental Indenture dated as of December 21, 2004 and the Third Supplemental Indenture dated as of February 14, 2006 (collectively, the “Indenture”), providing for the issuance of the Issuer’s 7 ¼% Senior Notes Due 2011 (the “Securities”);

WHEREAS, Issuer acquired Guarantor and owns directly or indirectly all of the equity interests in the Guarantor;

WHEREAS, the Issuer is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor shall unconditionally and irrevocably guarantee the Issuer’s obligations with respect to the Securities on the terms set forth in the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Fourth Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

1.             Capitalized Terms.    Initially capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Agreement to Become Guarantor.    The Guarantor hereby unconditionally and irrevocably guarantees the Issuer’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Securities applicable to a “Subsidiary Guarantor” therein.

3.             Ratification of Indenture; Supplemental Indenture Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4.             Notices.    For purposes of Section 14.02 of the Indenture, the address for notices to the Guarantor shall be:

Power Gas Marketing & Transmission, Inc.
c/o EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, TX 75251

5.             Governing Law.    This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

6.             Counterparts.    The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

7.             Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8.             The Trustee.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantor.

 IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

EXCO RESOURCES, INC.

By:	/s/ J. Douglas Ramsey
Name: J. Douglas Ramsey
Title: Vice President and Chief Financial Officer

POWER GAS MARKETING & TRANSMISSION, INC., as Guarantor

By:	/s/ J. Douglas Ramsey
Name: J. Douglas Ramsey
Title: Vice President and Chief Financial Officer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ W. Thomas Morris, II
Name: W. Thomas Morris, II
Title: Assistant Vice President